Exhibit 10.1
                              TEJAS GAS CORPORATION

            DESCRIPTION OF THE TEJAS GAS CORPORATION ANNUAL INCENTIVE
                                COMPENSATION PLAN

In 1992, the Company adopted an annual incentive compensation plan (the "Incentive Plan") under which a participant may receive incentive compensation in addition to base salary, subject to the attainment of stated performance goals, based on the participant's level of authority and responsibility and a discretionary assessment of individual performance during the year. Plan participants and performance goals are established annually by the Compensation Committee of the Board of Directors upon review of recommendations made by management. Under the Incentive Plan, as amended in 1996, participants are eligible to receive payments if the Company meets minimum performance goals with payments increasing as these goals are exceeded by predetermined margins. There is no formal plan document relating to the Incentive Plan and the Compensation Committee has reserved the right to change the terms of the Incentive Plan in the future. The Compensation Committee expects that the performance goals under the Incentive Plan may change from year to year. The performance goals are generally expected to be based on a combination of factors including the Company's earnings per share and the Company's earnings from operations before deduction of certain expenses.